Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-170498 and 333-192840) and on Form S-3 (File Nos. 333-185737 and 333-185970) of CorMedix, Inc. and Subsidiary of our reports dated March 15, 2016, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting as of December 31, 2015 which appear in this Form 10-K.

/s/ Friedman LLP
March 15, 2016
East Hanover, New Jersey